CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Measured Risk Strategy Fund, a series of Northern Lights Fund Trust IV, under the heading “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

December 21, 2015